Exhibit (c)(3)

Emerging Recommendations for Strategy and Business Going Forward Board presentation September 10, 2002 CONFIDENTIAL This report is solely for the use of client personnel. No part of it may be circulated, quoted, or reproduced for distribution outside the client organization without prior written approval from McKinsey & Company. This material was used by McKinsey & Company during an oral presentation; it is not a complete record of the discussion. DRAFT

RECOMMENDATIONS FOR STRATEGIC OPTIONS FOR RIBAPHARM Ribapharm represents an attractive, though emerging biotech platform for discovery/development of high-value products with significant long-term option value Maximizing the likelihood of capturing the option value requires addressing critical organizational gaps and Board composition While continuing the spin-off and buying back the public float are two viable options, the assessment of underlying factors suggest a preference for exploring the buy-back option If ICN does buy back Ribapharm, we recommend managing it as a separate business with appropriate investment in resources and talent to capture the near and long-term potential

COMPLETING THE SPIN-OFF AND BUYING BACK THE PUBLIC FLOAT ARE 2 VIABLE OPTIONS Options for RNA RNA has the potential to develop into a successful biotech company Can use 80% ownership to make timely Board/management changes without triggering bond covenants ICN's capital structure needs can be met without RNA Shareholder value creation will be same or higher than buy-back scenario Maintain RNA as an independent company in near term. Spin/sell after restructuring What you would have to believe Board/management changes are likely to be difficult to implement without buy-back ICN Pharma restructuring needs the capital structure flexibility provided by RNA Shareholder value creation will be higher than spin-off Buy-back public float to bring RNA in-house 1 2

RIBAPHARM REPRESENTS AN ATTRACTIVE, THOUGH EMERGING, BIOTECH PLATFORM WITH SIGNIFICANT LONG-TERM VALUE POTENTIAL Ribavirin royalty stream Expected steady growth in revenues until 2006 in a growing anti-HCV market Limited competition apparent outside of Roche and generics Clinical pipeline Viramidine Pro-drug of Ribavirin Profile likely to be safer than Ribavirin and likely to be more effective Anticipated launch in 2007 Hepavir B Pro-drug of PMEA Potentially much safer than Adefovir Dipivoxil due to direct liver targeting Discovery engine Tightly integrated and efficient drug discovery platform with a strong team of scientists Solid expertise in liver disease and nucleoside chemistry

THE PLATFORM CAN ALSO ENABLE RNA TO EXPAND ACROSS SEVERAL DIMENSIONS Potential therapeutic areas - Dermatology (psoriasis, alopecia) - Endocrinology - GI - Kidney Application of "prodrug" approach Infectious disease (EBV, Herpes, HIV) Oncology (liver) Nucleoside chemistry/ liver disease expertise Combination therapies Oncology (e.g., IL-12 combo therapy) Infectious diseases

HOWEVER, TO ENSURE FULL VALUE CREATION, RIBAPHARM NEEDS A RESTRUCTURING OF ITS BOARD AND MANAGEMENT TEAM Board issues Management team issues Complexity of dual management/ Board structure Lack of key areas of expertise Biotech Pharmaceutical Broader scientific expertise Finance/M&A/deal structuring Lack of experience on other boards Strong scientific expertise and experience needs to be complemented with external talent Solid business development executive Experienced CFO/VP of finance with M&A expertise Strong clinical development team Top management needs to be bolstered with experienced business/operational expertise

OVERALL ASSESSMENT OF THE UNDERLYING FACTORS SUGGESTS THAT EXPLORING BUYING BACK RIBAPHARM IS THE MORE ATTRACTIVE OPTION Board changes are critical to improve governance and make the necessary management changes Buy-back of Ribapharm would improve the financial flexibility of ICN to execute the necessary deals to ensure sustained growth While the cash flow generation of ICN Pharma appears to be sufficient to fund near-term restructuring, the Ribapharm cash flow could significantly reduce the risk and improve the credit quality Good starting platform to build a successful biotech company Organization needs to be upgraded While clear pipeline gaps exist, can be addressed through strong cash flow Ability to change RNA's Board ICN capital structure requirements RNA as a platform for a biotech company Assessment

EVEN UNDER A BUY-BACK SCENARIO RIBAPHARM SHOULD BE MANAGED AS A SEPARATE BUSINESS Rationale for separate businesses No significant synergies apparent across the business system Ribapharm R&D primarily focused on discovery of novel NCE - lacks the critical formulation/development needs of ICN ICN global commercial organization (current and likely future) unlikely to add significant value to ICN's products Lack of synergies Ribapharm needs a different set of management/talent compared to the specialty pharma business of ICN to realize its full value creation potential Different management/talent needs Different investment/return profiles Very different investment/return profiles of the two businesses could lead to sub-optimal resource allocation Long investment periods with high risk/high returns for RNA compared to lower risk/lower return product acquisition-based cash flow for ICN pharma

TO ENSURE BUY-BACK IS A SUCCESS, ICN NEEDS TO BE COMMITTED TO BUILDING RIBAPHARM AS WELL AS MANAGE SOME KEY RISKS Conditions for success Ensure you do not overpay - i.e., buyback premium on float is reasonable Commit and take clear action to manage the RNA assets and emerging platform for long-term value creation potential (in parallel with the ICN pharma restructuring), including Hiring critical senior management talent Refining the strategy and addressing pipeline issues Ensuring adequate capital/resources Key risks to be managed High transaction costs Potential loss of RNA's key senior management Potential impediments to strike licensing and other deals near term Current negotiations with Roche could become more difficult !

ICN - September 2002
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